Exhibit 4.17

Certain identified information has been excluded from the exhibit because it both (i) is not material and (ii) is the type that we treat as private or confidential.

Joint Collaboration and R&D Agreement

Pinnacle Food AgTech HK Limited and Bioboost Synbio Consulting Inc.

Effective Date: January 20th, 2026

BACKGROUND

Pinnacle Food AgTech HK Limited (“PFHK”), wholly owned subsidiary of Pinnacle Food Group Limited (“PFGL”, NASDAQ: PFAI) is a Hong Kong based smart Agri-food company integrating AI driven data collection, cellular agriculture and technological service. The company offers both tailored hardware solutions and data-driven precision agriculture support, allowing users to optimize their smart farming productivity.

Bioboost Synbio Consulting Inc. (“Bioboost”) is a Vancouver based Biosynthesis biotechnology company. The company has a proprietary yeast biosynthesis platform technology to produce high value biological molecules. Bioboost’s proprietary yeast biosynthesis platform technology trumps the current industry leading production method. To date, Bioboost has demonstrated high versatility of its yeast biosynthesis platform by producing molecules originated from virus, bacteria, human and plants for a variety of markets including skin care/cosmetics, biopharmaceuticals, diagnosis, and vaccine. The company’s key patent coverage include US, Canada, UK, 18 EU countries and China (pending).

The two companies are entering into this agreement to combine biosynthesis, AI driven modeling, and precision fermentation to co-develop a new system to produce high value natural bioproducts and derivative products and novel intellectual properties (IP).

1. PARTIES

Pinnacle Food AgTech HK Limited (Client)

Address: Units 603, 6th Floor, Building 8, 19 Research Road Hong Kong-Shenzhen

Innovation and Technology Park, Lok Ma Chau, Hong Kong
(Thereafter “PFHK”)

Bioboost Synbio Consulting Inc. (Service Provider)

Address: Vancouver, British Columbia, Canada
(Thereafter “Bioboost”)

2. PROJECT SCOPE

This agreement’s scopes include two main parts.

Part 1 is to develop Recombinant human Lactoferrin (rhLF) using recombinant microorganisms such as bacteria or fungi in precision fermentation. The scope covers:

●	Designing of the human lactoferrin sequence suitable for microbial expression

●	Designing and creating a recombinant microbial strain capable of producing rhLF at commercially relevant titer

●	Optimizing bench scale fermentation condition

●	Conduct up to 10 L bench scale fermentation to develop SOP

●	Developing scalable downstream process (DSP) to purify lactoferrin to commercially viable quality

●	Scale up fermentation and DSP of rhLF to 500L

●	Develop regulatory approval paths for US, China and other target markets identified along the process

●	Develop a AI based machine learning model to better understand and predict precision fermentation outcomes

Part 2 of the agreement scope include BioBoost’s role as PFHK’s technical and ecosystem collaboration partner in the fields of AgTech, food tech and biotechnology.

BioBoost shall be responsible for tracking, collecting, and monitoring global developments in AgTech and biotechnology, with a particular focus on synthetic biology, fermentation, food technology, and agricultural technology. BioBoost shall further recommend to PFHK projects and strategic corporate partners of commercial and strategic value worldwide, and shall provide comprehensive technical due diligence, evaluation, and assessment services to PFHK in connection with the above-mentioned projects and potential merger and acquisition opportunities.

3. Part 1. rhLF JOINT DEVELOPMENT

3.1 TIME-LINE AND PERSONNEL

Overall Timeline and Milestones (18 months)

Milestone 1. Sequence & Strain Design and Construction (Months 1--3):

Sequence design, DNA construct design, and first-generation strain engineering strategy and cloning.

Milestone 2. rhLF Shake Flask Expression (Months 4--6):

Gen 1 strain screening, rhLF shake flask expression and confirmatory testing, best rhLF strain selection, begin round 2 strain engineering

Milestone 3. Bench scale Fermentation (Months 6-12):

1--2L fermentation condition development and screening and downstream process development

Milestone 4. Bench scale Scale-up (Months 12-14):

10 L fermentation scale-up and DSP scale-up development, SOP drafting

Milestone 5. Pilot Scale Fermentation (Months 15--18):

100--500 L scale-up, DSP scale-up, process characterization; SOP finalization.

Milestone 6. Regulatory path exploration (Months 6--18):

Regulatory path development for US/China/others

3.2 Personnel Requirement (18 months)

Total: 4 member team

●	1x General manager

●	1x project manager

●	2x Senior researcher

3.3 R&D ACTIVITIES AND DELIVERABLES

Detailed R&D Activities and deliverables are listed in Appendix 1.

3.4 PROJECT BUDGET

Table below outlines the project budget assuming all roles are active for the full 18 months (1.5 years) is $580,000.0 USD. The breakdown of the total budget is shown in the table below:

Project Budget breakdown (USD)

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*	See Appendix 1 for R&D budget breakdown.

3.5 PAYMENT SCHEDULE

The payment schedule is structured with an upfront deposit, labor and milestone-based payments tied to specific deliverables and technical achievements. All payments are in USD.

3.5.1 Milestone Payment Schedule (USD)

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*	M6 is conducted in parallel with other milestones with contractor and is paid upon completion of regulatory deliverables as outlined in Section 6.3.

*	Tax is accrued and paid at the end if all project milestones are met. Otherwise, the tax will be calculated based on the actual amount paid by PFHK to Bioboost at the point of contract termination.

Summary of Milestone Payment Distribution

Milestone	Months	Labor Component	R&D Allocation/ Contractor	Total Payment
Deposit	Upon Execution	[***]	[***]	[***]
M1	1–4	[***]	[***]	[***]
M2	5–6	[***]	[***]	[***]
M3	7–12	[***]	[***]	[***]
M4	13--15	[***]	[***]	[***]
M5	16-18	[***]	[***]	[***]
M6	6--18 (Parallel)	[***]	[***]	[***]
TOTAL (M1--M6)		[***]	[***]	[***]
Tax (5% GST)		[***]	[***]	[***]
GRAND TOTAL		[***]	[***]	[***]

Key Notes:

M6 (Regulatory): Payment to be determined based on scope and PFHK direction; typically conducted in parallel with M3--M5

Adjustment provisions: All milestones are subject to titre achievement and quality standards outlined in Section 6.6 (Milestone Adjustment Protocol)

3.5.2 Detailed Milestone Deliverables and Payment Release Conditions

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4. Part 2. ECOSYSTEM SUPPORT, SCOUTING AND CONSULTING

The specific scope of services, deliverables, timelines, compensation, confidentiality obligations, and other detailed terms relating to this collaboration are intentionally not elaborated in this Agreement and shall be mutually agreed upon and documented in a subsequent addendum to be executed by the Parties.

5.Payment Terms and Procedures

Invoice and Payment Timeline

Upon Contract Execution: Bioboost submits invoice for [***] deposit. PFHK pays within 30 days of invoice receipt.

Upon Milestone Completion: Bioboost submits comprehensive deliverables package and invoice for milestone payment within 10 business days of completion.

Review Period: PFHK has 20 business days to review deliverables and confirm satisfactory completion.

Payment Release: Upon PFHK’s written confirmation of satisfactory completion, payment is due within 30 days of invoice receipt.

Late Payment: If PFHK fails to pay within 45 days of invoice submission without valid cause, interest accrues at 1.5% per month (or the maximum rate permitted by Hong Kong law, whichever is lower).

Invoicing Details

●	All invoices shall itemize the milestone deliverables, associated costs, and payment terms clearly

●	Invoices shall be submitted to PFHK’s designated finance contact

●	GST as applicable shall be added to all invoices in accordance with Canadian tax regulations

5.1 Labor and Overhead Cost Allocation

Labor Payment:

●	Labor is paid as part of each milestone payment

●	Labor is NOT contingent on attainment of titre or technical targets; it reflects labor and overhead costs incurred

●	If a milestone timeline is extended, labor accrues proportionally to actual months worked until the milestone is completed (see Section 6.6 below)

5.2 Milestone Adjustment Protocol

If a Milestone is Not Fully Met (Non-Critical Shortfalls)

Situation: A milestone is substantially completed but does not fully achieve technical targets (e.g., titre target missed by <20%, or minor deliverables delayed).

Resolution Process:

Notification: Upon delivery of results, Bioboost shall notify PFHK in writing of any shortfalls and propose a remediation plan with revised timeline.

Good Faith Discussion: The two parties shall engage in good faith discussion within 10 business days to:

●	Assess the severity and root cause of the shortfall

●	Evaluate feasibility and timeline for corrective actions

●	Determine whether the shortfall is within acceptable bounds (e.g., titre within 90% of target)

Adjustment Options:

Option A (Timeline Extension): Extend the milestone deadline by up to 4 weeks and defer payment until revised targets are met. Labor for the extended period accrues and is paid with the adjusted milestone payment.

Option B (Partial Payment): If both parties agree the shortfall is acceptable and correctable, PFHK may release 50--75% of the milestone payment upon written approval, with the balance due upon full achievement of targets or upon completion of agreed remediation.

Option C (Revised Targets): The parties may mutually agree to adjust technical targets if circumstances (e.g., biological constraints, regulatory feedback) justify modification. Any revised targets shall be documented in writing and signed by authorized representatives.

Documentation: Any agreement to adjust milestones, timelines, or targets shall be formalized in a written amendment signed by both parties before further work proceeds.

5.3 Critical Milestone Failure Clause

Definition of Critical Milestone Failure

A “Critical Milestone Failure” occurs if any of the following events transpire:

Milestone 1 Failure: rhLF expression in Gen 1 strain does NOT achieve ≥0.2 g/L titre despite good-faith efforts and multiple strain engineering attempts (≥10 clones screened with optimized conditions). OR persistent contamination, toxicity, or expression system instability prevents further progress.

Milestone 5 Failure: 100L fermentation scale-up fails to achieve fermentation at 100L scale (e.g., catastrophic contamination, bioreactor failure, irreproducible collapse in cell density or viability, titre drop >50% vs. 10L baseline despite troubleshooting). OR 100L run does not complete or produces no viable product for DSP.

Regulatory Milestone Failure: US FDA, China CFFM, or other major regulatory authority issues a substantive rejection of rhLF as a recombinant bioproduct (e.g., unresolvable safety or allergenicity concerns) that precludes further regulatory pursuit in target markets.

Consequence of Critical Milestone Failure

If a Critical Milestone Failure occurs:

Labor Portion: All accrued labor costs through the date of failure (calculated on a monthly basis) are paid in full to Bioboost as compensation for labor and overhead incurred.

R&D/Equipment Allocation: The R&D/Equipment allocation for that milestone and any subsequent unstarted milestones is NOT paid to Bioboost.

Example: If Milestone 1 fails after Month 3: [***]

Right to Terminate Upon Critical Failure

●	If a Critical Milestone Failure occurs, PFHK may immediately terminate this Agreement and shall pay only the accrued labor portion as described above.

●	Bioboost shall transfer all completed work, data, documentation, and materials to PFHK within 15 business days of termination notice.

●	IP ownership provisions in Section 8 remain in effect; PFHK retains all rights to data and materials generated to date of failure.

5.4 Force Majeure and Unforeseeable Delays

If a milestone deadline is delayed due to circumstances beyond Bioboost’s reasonable control (e.g., pandemic, facility closure, critical equipment failure requiring replacement, acts of God), the following applies:

Notification: Bioboost shall notify PFHK in writing within 5 business days of the force majeure event, providing documentation of the cause and estimated delay duration.

Timeline Extension: The milestone deadline shall be extended by the documented delay period, typically up to 8 weeks. Labor continues to accrue during the extension.

No Penalty: No penalty or reduction in milestone payment shall apply if the delay is genuinely beyond Bioboost’s control and is documented and approved by PFHK in writing.

Cooperation: Bioboost shall use reasonable efforts to mitigate delays and resume work as soon as feasible.

5.5 Expense Reconciliation and Audit Rights

Budget Variance

●	Direct R&D costs in Appendix 1 serve as guidance. Actual costs may vary by ±10% per milestone depending on market prices, supplier availability, and technical outcomes.

●	If costs exceed budget by >15%, Bioboost shall notify PFHK immediately and propose cost-sharing or scope adjustment.

Audit Rights

●	PFHK reserves the right to audit Bioboost’s books and records related to this project upon 10 business days’ written notice.

●	Audits shall be conducted at PFHK’s expense by a mutually agreed independent auditor, at most once per calendar year.

●	Bioboost shall retain all invoices, receipts, timesheets, and procurement records for a minimum of 7 years from project completion.

6. TERM AND TERMINATION

6.1 Term

This Agreement shall commence on January 20th, 2026, and continue for approximately 18 months or until all project deliverables are completed, whichever occurs later.

6.2 Termination for Cause

Either party may terminate this Agreement for cause upon 30 days’ written notice if the other party materially breaches this Agreement and fails to cure such breach within the notice period.

6.3 Termination for Convenience

PFHK may terminate this Agreement for convenience upon 60 days’ written notice to Bioboost. In such event, PFHK shall pay Bioboost for all work completed and expenses incurred up to the termination date, plus reasonable wind-down costs.

6.4 Effect of Termination

Upon termination:

●	All IP ownership provisions in Section 8 shall remain in full force

●	Confidentiality obligations in Section 9 shall survive indefinitely

●	Bioboost shall deliver all completed work, documentation, materials, and data to PFHK

●	PFHK shall pay all outstanding invoices for completed work within 30 days

7. INTELLECTUAL PROPERTY OWNERSHIP

7.1 Client Ownership

PFHK (Client) shall own 100% of all intellectual property rights, title, and interest in and to the following deliverables and outcomes arising from this Agreement (collectively, “Client IP”):

●	All recombinant yeast strains developed, engineered, or produced under this Agreement

●	All unnatural enzyme sequences, including codon-optimized genes, synthetic constructs, and modified enzyme variants

●	All biocatalysis processes, protocols, methodologies, and optimization data

●	All formulations, encapsulation methods, extraction processes, and product formulations

●	All data, reports, documentation, SOPs, analytical results, and knowledge generated

●	All improvements, derivatives, modifications, and enhancements to the above

7.2 Service Provider Retained Background IP

Bioboost Synbio Consulting Inc. (Service Provider) shall retain 100% ownership of its pre-existing and proprietary technology, specifically:

●	Bioboost’s patented Pichia pastoris culturing process and fermentation platform technology

●	All background IP, know-how, and trade secrets existing prior to this Agreement

●	General methodologies and expertise not specific to Client deliverables

7.3 License to Service Provider IP

Bioboost grants to PFHK a non-exclusive, royalty-free, non-transferable, worldwide license to use Bioboost’s patented Pichia pastoris culturing process solely for the purpose of researching and developing the Client IP defined in Section 7.1.

7.4 Assignment of Rights

Bioboost hereby assigns and transfers to PFHK all right, title, and interest in the Client IP defined in Section 7.1., including all patent rights, copyrights, trade secrets, and other intellectual property rights. Bioboost agrees to execute any documents reasonably necessary to perfect such assignment.

7.5 No Conflicting Rights

Bioboost represents and warrants that it has full right and authority to assign the Client IP to PFHK and that the Client IP does not infringe upon any third-party intellectual property rights.

7.6 Patent Cooperation

The parties agree to cooperate in good faith on any patent applications related to the Client IP. PFHK shall have sole discretion over patent filing strategy and shall bear all costs. Bioboost personnel shall be named as inventors where legally appropriate, but all patent rights shall vest in PFHK.

7.7 Governing Law for IP Disputes

All intellectual property matters arising from this Agreement shall be governed by the Patents Ordinance (Cap. 514, Laws of Hong Kong), Copyright Ordinance (Cap. 528, Laws of Hong Kong), and applicable Hong Kong intellectual property laws.

8. CONFIDENTIALITY

8.1 Definition of Confidential Information

“Confidential Information” means all non-public information disclosed by either party (the “Disclosing Party”) to the other party (the “Receiving Party”), whether disclosed orally, in writing, electronically, or by any other means, including but not limited to:

●	Technical data, research data, experimental results, analytical data, formulations, processes, and methodologies

●	Business information, financial information, strategic plans, customer lists, and supplier information

●	Proprietary technology, know-how, trade secrets, inventions, and intellectual property

●	Information marked as “Confidential,” “Proprietary,” or with similar designation

●	Information that would reasonably be considered confidential given the nature of the information and circumstances of disclosure

8.2 Obligations of Receiving Party

The Receiving Party agrees to:

●	Maintain the confidentiality of all Confidential Information using the same degree of care it uses to protect its own confidential information, but in no event less than reasonable care

●	Not disclose Confidential Information to any third party without prior written consent of the Disclosing Party

●	Use Confidential Information solely for the purposes of performing obligations under this Agreement

●	Limit access to Confidential Information to employees, consultants, and contractors who have a legitimate need to know and who are bound by written confidentiality obligations at least as protective as those in this Agreement

●	Promptly notify the Disclosing Party of any unauthorized disclosure or use of Confidential Information

8.3 Exceptions

Confidential Information shall not include information that:

●	Was publicly available at the time of disclosure or subsequently becomes publicly available through no breach of this Agreement by the Receiving Party

●	Was rightfully known to the Receiving Party prior to disclosure by the Disclosing Party, as evidenced by written records

●	Is rightfully received by the Receiving Party from a third party without breach of any confidentiality obligation

●	Is independently developed by the Receiving Party without use of or reference to the Confidential Information, as evidenced by written records

●	Is required to be disclosed by law, regulation, court order, or governmental authority, provided the Receiving Party provides prompt written notice to the Disclosing Party and cooperates in any effort to obtain protective treatment

8.4 Hong Kong Data Protection Laws

Both parties acknowledge and agree to comply with:

●	The Personal Data (Privacy) Ordinance (Cap. 486, Laws of Hong Kong), regarding protection of personal information

●	All reasonable and lawful directions given by the other party regarding privacy and data protection

8.5 Return or Destruction of Confidential Information

Upon termination of this Agreement or upon request by the Disclosing Party, the Receiving Party shall:

●	Promptly return or destroy (at the Disclosing Party’s election) all Confidential Information, including all copies, notes, and derivatives

●	Certify in writing to the Disclosing Party that such return or destruction has been completed

●	Retain no copies of Confidential Information, except as required by applicable law or professional record-retention obligations

8.6 Duration of Confidentiality Obligations

The confidentiality obligations under this Section 9 shall survive termination or expiration of this Agreement and shall continue for a period of ten (10) years from the date of disclosure, or indefinitely for information constituting trade secrets under Hong Kong law.

8.7 Equitable Relief

The parties acknowledge that unauthorized disclosure or use of Confidential Information may cause irreparable harm for which monetary damages may be inadequate. Accordingly, the Disclosing Party shall be entitled to seek equitable relief, including injunction and specific performance, in addition to all other remedies available at law or in equity.

9. REPRESENTATIONS AND WARRANTIES

9.1 Authority

Each party represents and warrants that it has full power and authority to enter into this Agreement and to perform its obligations hereunder.

9.2 Service Provider Warranties

Bioboost represents and warrants that:

●	It possesses the necessary expertise, qualifications, licenses, and facilities to perform the Services

●	The Services shall be performed in a professional and workmanlike manner consistent with industry standards

●	Its personnel are qualified and experienced in their respective fields

●	It shall comply with all applicable laws, regulations, and safety standards

●	The deliverables shall be original work and do not infringe upon third-party intellectual property rights

9.3 Client Warranties

PFHK represents and warrants that:

●	It has the financial capacity to fulfill payment obligations under this Agreement

●	Any materials, information, or resources provided to Bioboost are lawfully obtained and may be used for the project purposes

9.4 Disclaimer

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT. RESEARCH AND DEVELOPMENT OUTCOMES ARE INHERENTLY UNCERTAIN, AND BIOBOOST DOES NOT GUARANTEE SPECIFIC SCIENTIFIC RESULTS.

10. LIMITATION OF LIABILITY

10.1 Limitation on Damages

Except for breaches of confidentiality obligations (Section 8), intellectual property obligations (Section 7), or indemnification obligations (Section 11), neither party shall be liable to the other for any indirect, incidental, consequential, special, or punitive damages, including lost profits, lost revenue, or lost business opportunities, whether based on contract, tort, or any other legal theory, even if advised of the possibility of such damages.

10.2 Cap on Liability

Except for breaches of confidentiality, intellectual property, or indemnification obligations, each party’s total cumulative liability under this Agreement shall not exceed the total amount paid or payable by PFHK to Bioboost under this Agreement.

10.3 Acknowledgement

The parties acknowledge that the limitations set forth in this Section 11 are fundamental elements of the basis of the bargain between the parties and reflect a reasonable allocation of risk.

11. INDEMNIFICATION

11.1 Indemnification by Bioboost

Bioboost shall indemnify, defend, and hold harmless PFHK, its affiliates, directors, officers, employees, and agents from and against any claims, damages, losses, liabilities, costs, and expenses (including reasonable attorneys’ fees) arising from:

●	Breach of Bioboost’s representations, warranties, or obligations under this Agreement

●	Negligence or willful misconduct of Bioboost or its personnel

●	Third-party claims of intellectual property infringement arising from Bioboost’s performance of Services (excluding infringement claims related to PFHK-provided materials or specifications)

●	Violation of applicable laws or regulations by Bioboost

11.2 Indemnification by PFHK

PFHK shall indemnify, defend, and hold harmless Bioboost, its affiliates, directors, officers, employees, and agents from and against any claims, damages, losses, liabilities, costs, and expenses (including reasonable attorneys’ fees) arising from:

●	Breach of PFHK’s representations, warranties, or obligations under this Agreement

●	Negligence or willful misconduct of PFHK or its personnel

●	Third-party claims related to PFHK’s commercialization or use of project deliverables

●	Materials, specifications, or instructions provided by PFHK that result in infringement of third-party rights

11.3 Indemnification Procedure

The indemnified party shall:

●	Promptly notify the indemnifying party in writing of any claim

●	Cooperate with the indemnifying party in the defense of the claim

●	Grant the indemnifying party sole control of the defense and settlement, provided that no settlement may be made without the indemnified party’s consent if it admits liability or imposes obligations on the indemnified party

12. COMPLIANCE WITH LAWS

12.1 General Compliance

Both parties shall comply with all applicable federal, provincial, and local laws, regulations, and ordinances in the performance of this Agreement, including but not limited to:

●	Companies Ordinance (Cap. 622, Laws of Hong Kong)

●	Environmental laws and regulations

●	Export control laws and regulations

●	Tax laws including GST/HST requirements and Hong Kong tax regulations

12.2 Ethics and Anti-Corruption

Both parties agree to conduct business ethically and in compliance with all applicable anti-corruption laws, including the Prevention of Bribery Ordinance (Cap. 201, Laws of Hong Kong).

13. DISPUTE RESOLUTION

13.1 Negotiation

In the event of any dispute, controversy, or claim arising out of or relating to this Agreement, the parties shall first attempt to resolve the matter through good faith negotiations between senior executives of each party.

13.2 Mediation

If the dispute cannot be resolved through negotiation within 30 days, the parties agree to submit the dispute to non-binding mediation administered by the Hong Kong International Arbitration Centre (HKIAC) or another mutually agreed mediator.

13.3 Arbitration

If mediation is unsuccessful within 60 days, either party may submit the dispute to binding arbitration under the Arbitration Ordinance (Cap. 341, Laws of Hong Kong). The arbitration shall be conducted in Hong Kong by a single arbitrator appointed in accordance with HKIAC rules. The arbitrator’s decision shall be final and binding.

13.4 Exception for Injunctive Relief

Notwithstanding the above, either party may seek injunctive or equitable relief in a court of competent jurisdiction to prevent irreparable harm, particularly for breaches of confidentiality or intellectual property provisions.

14. GOVERNING LAW AND JURISDICTION

14.1 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong, without regard to conflicts of law principles.

14.2 Jurisdiction

Subject to the dispute resolution provisions in Section 14, the parties submit to the exclusive jurisdiction of the courts of Hong Kong for any legal proceedings.

15. GENERAL PROVISIONS

15.1 Entire Agreement

This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written.

15.2 Amendments

This Agreement may be amended or modified only by a written instrument signed by authorized representatives of both parties.

15.3 Waiver

No waiver of any provision of this Agreement shall be effective unless in writing and signed by the party against whom the waiver is sought to be enforced. No failure or delay in exercising any right shall constitute a waiver of such right.

15.4 Severability

If any provision of this Agreement is held to be invalid, illegal, or unenforceable, the remaining provisions shall continue in full force and effect, and the invalid provision shall be modified to the minimum extent necessary to make it valid and enforceable.

15.5 Assignment

Neither party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other party, except that either party may assign this Agreement to a successor in connection with a merger, acquisition, or sale of substantially all of its assets. Any attempted assignment in violation of this section shall be void.

15.6 Independent Contractors

The parties are independent contractors. Nothing in this Agreement creates a partnership, joint venture, agency, or employment relationship. Neither party has authority to bind the other or incur obligations on the other’s behalf.

15.7 Notices

All notices required or permitted under this Agreement shall be in writing and delivered by:

●	Personal delivery (effective upon receipt)

●	Registered or certified mail (effective 5 business days after mailing)

●	Email with confirmation of receipt (effective upon confirmation)

Notices shall be sent to the addresses set forth in Section 1 or such other addresses as a party may designate by written notice.

15.8 Force Majeure

Neither party shall be liable for failure or delay in performance caused by circumstances beyond its reasonable control, including acts of God, fire, flood, earthquake, pandemic, war, terrorism, labor disputes, or governmental actions. The affected party shall promptly notify the other party and use reasonable efforts to resume performance.

15.9 Survival

Sections 8 (Intellectual Property), 9 (Confidentiality), 11 (Limitation of Liability), 12 (Indemnification), 14 (Dispute Resolution), and 15 (Governing Law) shall survive termination or expiration of this Agreement.

15.10 Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Electronic signatures shall have the same force and effect as original signatures.

16. SIGNATURES

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

PINNACLE FOOD AGTECH HK LIMITED.

Signature: /s/ PINNACLE FOOD AGTECH HK LIMITED

BIOBOOST SYNBIO CONSULTING INC.

Signature: /s/ BIOBOOST SYNBIO CONSULTING INC.

APPENDIX 1

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